UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

Commission File Number:    0-26581

                            DERMATOLOGY SYSTEMS, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                         222 Lakeview Avenue, Suite 113
                            West Palm Beach, FL 33401
                                 (561) 832-5699
              ----------------------------------------------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                         Common Stock, $.0001 par value
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            (Title of each class of securities covered by this Form)

                                      None
               ---------------------------------------------------
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                  15(d) remain)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)        [_]               Rule 12h-3(b)(1)(i)        [X]
Rule 12g-4(a)(1)(ii)       [_]               Rule 12g-3(b)(1)(ii)       [_]
Rule 12g-4(a)(2)(i)        [_]               Rule 12g-3(b)(2)(i)        [_]
Rule 12g-4(a)(2)(ii)       [_]               Rule 12g-3(b)(2)(ii)       [_]
                                             Rule 15d-6                 [_]

     Approximate number of holders of record as of the certification or notice date: 2

     Pursuant to the requirements of the Securities Exchange Act of 1934 TF Creations Corp., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date:    October 15, 2001      By: /s/ Dr. Pierre Haouzi
                                   -------------------------------------
                                   Dr. Pierre Haouzi
                                   President and Director